EXHIBIT 16.1

George Stewart, CPA
2301 S. Jackson Street, Suite 101-G
Seattle, WA 98144
Telephone: (206) 328-8554
Fax: (206) 328-0383




February 13, 2009


Securities and Exchange Commission 100 F Street, N.E.
Washington, DC 20549

Gentlemen:

         We have read the statements made by Blugrass Energy, Inc. (the "Company") pursuant to Item 4.01(a) of Form 8-K, as part of the Form 8-K to be filed by the Company on or about February 18, 2009 (copy attached.) We agree with the statements concerning our firm contained in the first sentence in the first paragraph and the third and fourth paragraphs under Item 401(a) of such Form 8-K. We have no basis to agree or disagree with the Company's other comments in the Form 8-K.


Very Truly Yours,

/s/ George Stewart, CPA
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 George Stewart, CPA